SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549




                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




                             November 24, 2003
                 ------------------------------------------
              Date of Report (Date of earliest event reported)

                    Oil-Dri Corporation of America
                 ------------------------------------------
           (Exact name of registrant as specified in its charter)



           Delaware                0-8675              36-2048898
    -----------------------   -----------------      ----------------
       (State or other          (Commission           (IRS Employer
       jurisdiction of          File Number)        Identification No.)
        incorporation)



             410 North Michigan Avenue
                     Suite 400
                 Chicago, Illinois                 60611-4213
            -----------------------------         ------------
              (Address of principal                (Zip Code)
                executive offices)


                               (312) 321-1515
                   ------------------------------------------
                        Registrant's telephone number

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits: The following document is attached as an exhibit to this report:

Exhibit
NUMBER          DESCRIPTION

99              Press Release dated November 24, 2003.


ITEM 9.   REGULATION FD DISCLOSURE
ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 24, 2003, the Registrant issued a press release announcing the results of operations for the first quarter of its 2004 fiscal year. A copy of the press release is attached as Exhibit 99. This information is being provided under both Items 9 and 12, as suggested by the Commission in Release 33-8216, though it is required to be provided only under Item 12.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          OIL-DRI CORPORATION OF AMERICA



                          By: /S/  CHARLES P. BRISSMAN
                              --------------------------------
                               Charles P. Brissman
                              Vice President and General Counsel




Date: November 25, 2003

             RELEASE:Immediate                      CONTACT:  Ronda J. Williams
                                                                 312-706-3232

             OIL-DRI CORPORATION OF AMERICA REPORTS RECORD
             FIRST QUARTER SALES OF $46 MILLION

           CHICAGO - November 24, 2003 - Oil-Dri Corporation of America (NYSE:
           ODC) announced record first quarter results and adjusted its estimated EPS target range for fiscal 2004.

           Net sales of $46,292,000 for the first quarter ended October 31, 2003 increased 23% over sales of $37,730,000 for the first quarter one year ago.

           Net income for the quarter was $1,718,000 or $0.30 per fully diluted share for the quarter, a significant increase from $411,000 or $0.07 per fully diluted share in the same quarter a year ago.

             First quarter pre-tax income was $2,420,000 compared to pre-tax income of $585,000 in the first quarter a year ago, which included a gain of $139,000 from the sale of mineral rights in Tennessee. There were no non-recurring items in the first quarter results for this year.


                                   FIRST QUARTER REVIEW
             President and Chief Executive Officer Daniel S. Jaffee commented, "We achieved a very strong first quarter of sales and earnings growth. The momentum we gained last fiscal year with the acquisition of the Taft, Calif., plant and Jonny Cat(R) brand continued into this fiscal year. Half of our sales increase was attributable to the acquisition itself and half to the growth in our core businesses.


             "We remain focused on managing escalating fuel costs to control our cost of goods. Maximizing our fuel efficiency, combined with strategic price increases has thus far been effective in minimizing the impact of increased fuel costs on our gross margins. The combination of these factors along with our focus on continuously improving our manufacturing processes has expanded gross margins this quarter from 20.5% to 23.5%.

             "Our Board of Directors approved a dividend increase of 11%, raising the quarterly cash dividend to $0.10 per share of Common Stock and $0.075 per share of Class B stock. The approval by the Board signifies its confidence in the company's direction and future prospects."


                                      BUSINESS REVIEW

             As expected, sales for the CONSUMER PRODUCTS GROUP were up substantially year-over-year with 28% growth. The Jonny Cat litter business combined with strong Cat's Pride(R) promotional advertising at several major accounts contributed to the sales growth.

             Oil-Dri Canada sales were up in the first quarter due to additional distribution gains. Branded product sales were up in Canada as a result of effective advertising and execution in both grocery and non-foods markets.

             The CROP PRODUCTION AND HORTICULTURAL PRODUCTS GROUP outpaced prior year sales by 42%. Market demand for Agsorb(R)agricultural carriers remained high despite industry commercialization of genetically modified crops for corn rootworm. In addition Pro's Choice(R)soil conditioner products favorably contributed. Price increases planned to go into effect in the second quarter will help to drive profitability.

             The INDUSTRIAL AND AUTOMOTIVE PRODUCTS GROUP experienced solid sales growth of 13% over prior year sales. New accounts helped increase sales growth for the quarter.

             Sales for the SPECIALTY PRODUCTS GROUP were flat for the quarter. Bleaching clays continue to face strong competition in Western Europe. However, international expansion into new geographies for bleaching clay and strong sales for Poultry Guard litter amendment maintained year-over-year sales.

                                     FINANCIAL REVIEW

             On October 9, 2003, Oil-Dri's Board of Directors voted to increase the quarterly cash dividend to $0.10 per share for the Common Stock, an increase of 11%. The dividend will be payable on December 12, 2003, to stockholders of record at the close of business on November 14, 2003. At an October 31, 2003 closing price of $14.51 and assuming cash dividends continue at the same rate, the annual yield is 2.75%.

             Cash, cash equivalents and short-term investments at October 31, 2003, totaled $10,701,000. Cash used by operating activities was $1,706,000 as a result of a reduction of certain accrued expenses, accounts payable and an increase in accounts receivable and inventories. Capital expenditures for the quarter totaled $1,040,000, which is $1,042,000 less than the depreciation and amortization of $2,082,000.

                                      LOOKING FORWARD

             Jaffee continued, "We are optimistic about initial market feedback for Jonny Cat Kat Kit and the market research conducted this year. These indicators will help us solidify and grow the brand's retail presence. We are also encouraged by continued demand for Agsorb agricultural carriers, Pro's Choice sports field products and geographic market expansion of our international product lines.

             "Though the energy market remains volatile, we continue our efforts to minimize our exposure to fuel hikes and keep manufacturing costs under control.

           "Having completed our first quarter ahead of plan, we are able to raise the bottom end of our earnings per share estimate range, giving us a new range of $0.75 to $0.85 for fiscal 2004."
                                            ###
             THE COMPANY WILL OFFER A LIVE WEB CAST OF THE FIRST QUARTER EARNINGS TELECONFERENCE ON WEDNESDAY, NOVEMBER 26, 2003 AT 10:00 A.M. CST. TO LISTEN TO THE CALL VIA THE WEB, PLEASE VISIT WWW.STREETEVENTS.COM OR WWW.OILDRI.COM. AN ARCHIVED RECORDING OF THE CALL WILL BE AVAILABLE FOR APPROXIMATELY 30 DAYS AFTER THE CALL AND WRITTEN TRANSCRIPTS OF ALL TELECONFERENCES ARE POSTED ON THE OIL-DRI WEB SITE.
==============================================================================


             OIL-DRI CORPORATION OF AMERICA IS THE WORLD'S LARGEST MANUFACTURER OF CAT LITTER AND A LEADING SUPPLIER OF SPECIALTY SORBENT PRODUCTS FOR INDUSTRIAL, AUTOMOTIVE, AGRICULTURAL, HORTICULTURAL AND SPECIALTY MARKETS.

             THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S EXPECTED PERFORMANCE FOR FUTURE PERIODS, AND ACTUAL RESULTS FOR SUCH PERIODS MIGHT MATERIALLY DIFFER. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO UNCERTAINTIES WHICH INCLUDE, BUT ARE NOT LIMITED TO, COMPETITIVE FACTORS IN THE CONSUMER MARKET; THE LEVEL OF SUCCESS IN IMPLEMENTATION OF PRICE INCREASES AND SURCHARGES; CHANGES IN OVERALL AGRICULTURAL DEMAND; INCREASING REGULATION OF THE FOOD CHAIN; CHANGES IN THE MARKET CONDITIONS, THE OVERALL ECONOMY, ENERGY PRICES, AND OTHER FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S ANNUAL REPORT AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

O I L - D R I  C O R P O R A T I O N  O F  A M E R I C A


CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)


                           FIRST QUARTER ENDED OCTOBER 31,
                       ---------------------------------------
                         2003   % OF SALES    2002  % OF SALES
                       ---------------------------------------

NET SALES              $ 46,292    100.0%   $37,730    100.0%
COST OF SALES            35,414     76.5%    29,977     79.5%
                       ---------------------------------------
GROSS PROFIT             10,878     23.5%     7,753     20.5%


OPERATING EXPENSES       (8,109)   -17.5%    (6,617)   -17.5%
                       ---------------------------------------

OPERATING INCOME (LOSS)   2,769      6.0%     1,136      3.0%
INTEREST EXPENSE           (531)    -1.2%      (687)    -1.8%
GAIN ON THE SALE OF
MINERAL RIGHTS               --       --        139      0.4%
OTHER INCOME (EXPENSE)      182      0.4%        (3)     0.0%
                       ---------------------------------------

INCOME (LOSS) BEFORE
INCOME TAXES              2,420      5.2%       585      1.6%
INCOME TAXES (BENEFIT)      702      1.5%       174      0.5%
                       ---------------------------------------

NET INCOME (LOSS)      $  1,718      3.7%   $   411      1.1%
                       =======================================

NET INCOME PER SHARE:  $   0.31             $  0.07
                       $   0.30             $  0.07
AVERAGE SHARES
OUTSTANDING:
               BASIC      5,461               5,615
               DILUTIVE   5,744               5,678

O I L - D R I  C O R P O R A T I O N  O F  A M E R I C A


CONSOLIDATED BALANCE SHEETS
(in thousands, except for per share amounts)
(unaudited)

                                                 AS OF OCTOBER 31,
                                                 -----------------
                                                  2003      2002
                                                 -----------------
CURRENT ASSETS
        CASH, CASH EQUIVALENTS AN INVESTMENTS    $ 10,701 $ 14,987
        ACCOUNTS RECEIVABLE, NET                   25,505   21,982
        INVENTORIES                                13,379   11,769
        PREPAID EXPENSES                            7,886    7,296
                                                 -----------------
                   TOTAL CURRENT ASSETS            57,471   56,034
                                                 -----------------
PROPERTY, PLANT AND                                48,109   47,903
EQUIPMENT
OTHER ASSETS                                       17,150   18,785
                                                 -----------------
TOTAL ASSETS                                     $122,730 $122,722
                                                 =================

CURRENT LIABILITIES
           CURRENT MATURITIES OF NOTES PAYABLE   $  4,000 $  4,350
           ACCOUNTS PAYABLE                         5,385    5,391
           DIVIDENDS PAYABLE                          509      474
           ACCRUES EXPENSES                        12,685    9,747
                                                 -----------------
                   TOTAL CURRENT LIABILITIES       22,579   19,962
                                                 -----------------
LONG-TERM LIABILITIES
           NOTES PAYABLE                           24,900   28,900
           OTHER NONCURRENT LIABILITIES             5,373    4,882
                                                 -----------------
                   TOTAL LONG-TERM LIABILITIES     30,273   33,782
                                                 -----------------
STOCKHOLDERS' EQUITY                               69,878   68,978
                                                 -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $122,730 $122,722
                                                 =================

BOOK VALUE PER SHARE OUTSTANDING                 $  12.80 $  12.28

ADDITIONS TO AND ACQUISITIONS OF
   PROPERTY, PLANT AND EQUIPMENT  FIRST QUARTER  $  1,040 $  1,315
DEPRECIATION AND AMORTIZATION
   CHARGES                        FIRST QUARTER  $  2,082 $  2,034